SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

July 19, 2007
Date of Report (Date of earliest event reported)

____________________

Schiff Nutrition International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14608	87-0563574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 South 5070 West Salt Lake City, Utah		84104-4726
(Address of principal executive offices)		(Zip Code)

(801) 975-5000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition

On July 19, 2007, Schiff Nutrition International, Inc. (the “Company”) announced its financial results for its fiscal 2007 fourth quarter and year ended May 31, 2007. A copy of the press release announcing the earnings is attached hereto as Exhibit 99.1.

Item 8.01.      Other Events

On July 19, 2007, the Company announced that its Board of Directors (the “Board”) approved a special cash dividend of $1.50 per share (the “Special Dividend”) payable to holders of the Company’s Class A Common Stock and to holders of the Company’s Class B Common Stock.  The Special Dividend will be payable on August 13, 2007 (the “Dividend Payment Date”) to shareholders of record as of the close of business on July 31, 2007 (the “Dividend Record Date”).  The Company’s Class A Common Stock will start trading on an ex-dividend basis beginning August 14, 2007, in accordance with NYSE rules. Shareholders who sell their shares on or before the August 13, 2007 Dividend Payment Date will also be selling their right to receive the Special Dividend.  The aggregate amount of payments to be made in connection with the Special Dividend and the special dividend equivalent rights described below (assuming 100% vesting of the shares underlying the stock awards) will be approximately $44.9 million.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Also on July 19, 2007, the Company announced that the Compensation Committee of the Board (the “Compensation Committee”) and the Board approved the grant of special dividend equivalent rights to each of Company’s employees and non-employee directors holding outstanding stock options to purchase shares of the Company’s Class A Common Stock, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Dividend for each share of Class A Common Stock underlying each outstanding stock option held on the Dividend Record Date.

With respect to stock options vested on the Dividend Record Date, the special dividend equivalent right will be paid on the Dividend Payment Date.  With respect to stock options that are not vested as of the Dividend Record Date that subsequently vest, the special dividend equivalent right will be paid on the first day of the next fiscal quarter following the date of vesting of the stock options.

Additionally, the Compensation Committee and Board provided and clarified that the dividend equivalents previously granted in connection with the outstanding performance-based restricted stock units held by the Company’s employees and the restricted stock units held by the Company’s non-employee directors shall include and be payable with respect to the Special Dividend. Payment of the dividend equivalents with respect to the Special Dividend will occur on the terms provided for in the existing award agreement evidencing the outstanding restricted stock units and related dividend equivalents, but only to the extent that the shares underlying the restricted stock units vest. The effect of the dividend equivalent rights and the dividend equivalents is to provide each holder of outstanding stock options or restricted stock units with the same economic value immediately after the time the Company’s common stock began trading ex-dividend as such holder had immediately prior to such time.

In order to preserve the economic benefit of the outstanding performance-based restricted stock unit awards held by the Company’s employees, the Compensation Committee clarified certain provisions of the performance criteria, including amending the “Performance Goal” used to determine the vesting and payment of the outstanding performance-based restricted stock units to provide that the determination of “Operating Earnings” under the “Performance Goal” shall exclude the accounting charges resulting from payment of the Special Dividend and the special dividend equivalent rights.

Item 9.01.      Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated July 19, 2007

The information in Item 2.02 of this report (including exhibits relating thereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or the Securities and Exchange Commission’s rules and regulations, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 (except as shall be expressly set forth by specific reference in such filing).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          SCHIFF NUTRITION INTERNATIONAL, INC.

By:	/s/ Joseph W. Baty
Name: Joseph W. Baty
Title: Executive Vice President and Chief Financial Officer
Date: July 19, 2007

INDEX TO EXHIBITS

Item Number	Exhibit
99.1	Press Release dated July 19, 2007